News Release

For Immediate Release:	For More Information,
August 28, 2012	Contact: Richard H. Moore
910-576-6171

First Bancorp Announces Cash Dividend

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.08 per share payable October 25, 2012 to shareholders of record as of September 30, 2012. The $0.08 per share dividend rate is the same as the rate declared in the comparable period of 2011.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina and 7 branches in Virginia, where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.